Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-3) of CRISPR Therapeutics AG and in the related Prospectus for the registration of common shares, debt securities, warrants, units and subscription rights of our report dated March 8, 2018, with respect to the consolidated financial statements of Casebia Therapeutics LLP, included in the Annual Report (Form 10-K) of CRISPR Therapeutics AG for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 19, 2018